EXHIBIT 99.1
FOR IMMEDIATE RELEASE
METROPCS PROPOSES TO MERGE WITH LEAP WIRELESS
IN A STRATEGIC STOCK-FOR-STOCK TAX-FREE MERGER
TO CREATE A NEW NATIONAL WIRELESS CARRIER
Preliminarily Estimated to Create Synergies with a Net Present Value of Approximately $2.5 Billion and Offers Compelling
Value Proposition to Leap Wireless’ Shareholders
Dallas, TX — September 4, 2007 — MetroPCS Communications, Inc. (NYSE: PCS), the nation’s leading provider of unlimited wireless communications service for a flat rate with no signed contract, today announced that it has sent a letter to Leap Wireless International, Inc. (NASDAQ: LEAP) proposing a strategic stock-for-stock tax-free merger that will create a fifth national wireless carrier. Under the terms of the proposal, each outstanding share of Leap common stock would be exchanged for 2.7500 shares of MetroPCS common stock.
➢	Based on MetroPCS’ trailing 20-day volume-weighted average stock price as of August 31, 2007, the proposed exchange ratio implies a value of $77.89 for each share of Leap common stock, or approximately $5.5 billion in aggregate equity value. MetroPCS also will assume or refinance approximately $2.0 billion of Leap’s existing indebtedness.

➢	The proposed exchange ratio represents implied premiums of 23.1% and 20.1% based on the trailing 20-day and the trailing 60-day volume-weighted average stock prices, respectively, for both companies for the period ending August 31, 2007.

➢	In addition, based on preliminary analysis, MetroPCS believes the proposed combination could result in synergies with an estimated net present value of approximately $2.5 billion, which, if achieved, would represent significant further value to Leap’s shareholders of approximately $12.34 for each share of Leap common stock.

➢	When considered together, the total value implied by the proposed exchange ratio and Leap’s shareholders’ proportionate share of the estimated transaction synergies, which MetroPCS believes could be achieved, represents implied premiums of approximately 35.1% and 30.3% based on the trailing 20-day and the trailing 60-day volume-weighted average stock prices, respectively, for both companies for the period ending August 31, 2007.

➢	MetroPCS believes that since its initial public offering in April of this year, Leap’s stock price has traded in part in anticipation of a merger between the two companies. Accordingly, MetroPCS believes that any calculation of the premiums represented by its proposal over Leap’s spot or trailing volume-weighted average trading prices on selected days or for selected periods necessarily understates the value to Leap’s shareholders of MetroPCS’ proposal in terms of premium-to-unaffected market stock price.
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“We believe that the combination of MetroPCS and Leap is extremely compelling and will create significant value for the stakeholders of both companies,” said Roger D. Linquist, MetroPCS’ Chairman of the Board and Chief Executive Officer. “The combined company will create a new national wireless carrier with licenses covering nearly all of the top 200 markets in the United States. The shareholders of both companies will have the opportunity to participate in the upside potential of the combined company and our respective employees will benefit from being a part of a larger, more diversified organization. We are excited about the prospects this opportunity creates and plan to work diligently to enter into a transaction quickly.”
J. Braxton Carter, MetroPCS’ Senior Vice President and Chief Financial Officer, added: “Based on the analyses that we have performed to date, we believe that there are substantial operational synergies achievable from this proposed transaction. Importantly, MetroPCS and Leap shareholders would own approximately 65.4% and 34.6%, respectively, of the combined company, allowing them to benefit proportionately from the significant upside resulting from the enhanced operating and financial performance of the combined company.”
More specifically, MetroPCS believes that the combined company would achieve meaningful operating cost savings through a combination of market-level operating efficiencies and corporate overhead reductions. MetroPCS’ and Leap’s existing market operations are complementary and MetroPCS believes that the combined company, as a result of the expanded service area, would likely benefit from incremental improvements in customer penetration and retention. Based on preliminary analysis, MetroPCS believes that the net present value of these opportunities could be approximately $2.5 billion.
In light of the compelling reasons for a combination of MetroPCS and Leap, and the importance of allowing the companies’ respective shareholders to capitalize on the benefits of the proposed transaction sooner rather than later, MetroPCS released the following letter publicly so that both companies’ stakeholders will have the opportunity to fully assess this unique opportunity:
September 4, 2007
Dr. Mark H. Rachesky, M.D.
Chairman of the Board
Mr. S. Douglas Hutcheson
President and Chief Executive Officer
Leap Wireless International, Inc.
10307 Pacific Center Court
San Diego, CA 92121
Gentlemen:
We believe a combination of Leap Wireless and MetroPCS is compelling and would yield substantial immediate benefits to the shareholders of both companies. Institutional shareholders of both of our companies as well as the Wall Street research community repeatedly have articulated their desire to see a business combination between our two companies announced before the end of 2007. MetroPCS has carefully considered these views and believes that such a combination would generate substantial value for both companies’ shareholders and other stakeholders. Accordingly, we are pleased to submit for your consideration this proposal for a strategic stock-for-stock tax-free merger between MetroPCS and Leap. We encourage you to join with us to capitalize promptly on this unique opportunity to enhance value for all of our shareholders.
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Specifically, we propose a stock-for-stock tax-free merger in which each outstanding share of Leap common stock would be exchanged for 2.7500 shares of MetroPCS common stock. Based on MetroPCS’ trailing 20-day volume-weighted average stock price as of August 31, 2007, the proposed exchange ratio implies a value of $77.89 for each share of Leap common stock, or approximately $5.5 billion in aggregate equity value. In addition, MetroPCS will assume or refinance approximately $2.0 billion of Leap’s existing indebtedness. On a pro forma net diluted basis, MetroPCS and Leap shareholders would own approximately 65.4% and 34.6%, respectively, of the combined company. Both MetroPCS and Leap shareholders will benefit from the significant upside resulting from the enhanced operating and financial performance of the combined company, and our collective shareholders will benefit from greater liquidity in the stock market for their common stock and improved access to the overall capital markets.
We believe that the rationale for a merger of MetroPCS and Leap is both compelling and straight forward:
➢	First and most important, the combination of our two companies would create a new national wireless carrier with licenses covering nearly all of the top 200 markets in the United States. Such a combination would significantly expand the network service area available to the subscribers of both companies and would better position the combined company to more aggressively compete with the other national wireless carriers.
➢	Second, based on our preliminary analysis, we believe that the combined company would achieve significant operating cost savings through a combination of market-level operating efficiencies and corporate overhead reductions. MetroPCS’ and Leap’s existing market operations are complementary, and we believe that the combined company, as a result of the expanded service area, would likely benefit from incremental improvements in customer penetration and retention. Based on our preliminary analysis, we believe that the net present value of these opportunities could be approximately $2.5 billion.
➢	Third, based on our preliminary analysis, we believe that the merger of MetroPCS and Leap may result in additional operational and financial benefits, which could provide additional value to our respective shareholders. The cost of customer acquisition (or CPGA) as well as capital expenditures may benefit on a combined basis from increased volume purchasing power with key handset and equipment manufacturers. The combined company would also have opportunities to more efficiently utilize all of the spectrum assets that we currently hold.
➢	Finally, we believe the combined company, as a true national wireless carrier, would be better positioned strategically in the rapidly evolving United States wireless industry.
We believe that the proposed combination of MetroPCS and Leap creates a highly attractive value proposition for our respective shareholders. Specifically, for Leap’s shareholders, the following are key economic aspects of the contemplated merger:1
➢	Based on MetroPCS’ trailing 20-day volume-weighted average stock price as of August 31, 2007, the proposed exchange ratio implies a value of $77.89 for each share of Leap common stock, or approximately $5.5 billion in aggregate equity value.
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[1]	This proposal is based on 364,553,767 net diluted shares for MetroPCS and 70,164,378 net diluted shares for Leap. Net diluted shares have been calculated as common shares outstanding plus all in-the-money stock options (vested and unvested) and warrants reduced by the assumed repurchase of shares as of August 31, 2007 under the treasury stock method based on publicly available information as filed with the United States Securities and Exchange Commission.

➢	The proposed exchange ratio represents implied premiums of 23.1% and 20.1% based on the trailing 20-day and the trailing 60-day volume-weighted average stock prices, respectively, for both companies for the period ending August 31, 2007.
➢	In addition, based on preliminary analysis, we believe the proposed combination could result in synergies with an estimated net present value of approximately $2.5 billion, which, if achieved, would represent significant further value to Leap’s shareholders of approximately $12.34 for each share of Leap common stock.
➢	When considered together, the total value implied by the proposed exchange ratio and Leap’s shareholders’ proportionate share of the estimated transaction synergies, which MetroPCS believes could be achieved, represents implied premiums of 35.1% and 30.3% based on the trailing 20-day and the trailing 60-day volume-weighted average stock prices, respectively, for both companies for the period ending August 31, 2007.
➢	We believe that since our initial public offering in April of this year, Leap’s stock price has traded in part in anticipation of a merger between the two companies. Accordingly, we believe that any calculation of the premiums represented by our proposal over Leap’s spot or trailing volume-weighted average trading prices on selected days or for selected periods necessarily understates the value to Leap’s shareholders of our proposal in terms of premium-to-unaffected market stock price.
A combination of MetroPCS and Leap also will afford us the opportunity to combine the skills of each of our talented workforces. We see great opportunities for the employees of Leap to join our team. Employees of the combined company would benefit from being part of a larger, more diversified organization that is better positioned to compete on a national scale.
The Board of Directors and senior management of MetroPCS are excited about the proposed merger with Leap and are prepared to move very promptly to undertake the necessary due diligence and negotiate and finalize a transaction. Together with our financial advisor, Bear, Stearns & Co. Inc., and our legal advisors, Baker Botts LLP, Skadden, Arps, Slate, Meagher & Flom LLP and Paul, Hastings, Janofsky & Walker LLP, we stand ready to commence and promptly complete reciprocal due diligence and simultaneously negotiate a mutually acceptable definitive merger agreement containing customary representations, warranties, covenants, closing conditions and other provisions for two public companies of our stature.
Neither this letter nor any oral or written proposal shall be deemed in any way to constitute an offer of securities, an offer to exchange securities or a binding agreement by MetroPCS to enter into a definitive merger agreement pursuant to the terms and conditions of such letter or proposal. Such binding agreement, if any, shall only be reflected by a mutually acceptable definitive merger agreement entered into after negotiations between MetroPCS and Leap and after approval by our respective Boards of Directors. Of course, the execution of any definitive merger agreement between MetroPCS and Leap also would be subject to satisfactory completion of due diligence, and the consummation of any merger would be subject to the approval by our respective shareholders and the receipt of customary regulatory approvals (which we believe can be obtained relatively quickly because of our minimal operating market overlap). By moving expeditiously to enter into a definitive merger agreement, we would expect that this proposed transaction could close in the Spring of 2008.
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We believe that the time is right to bring our companies together, and we trust that Leap’s Board of Directors will determine to pursue this truly unique merger opportunity that so clearly and significantly will benefit our respective shareholders. Given the compelling strategic rationale of the combination, we believe it is important to our collective shareholders that we work together to reach an agreement quickly in order to gain the benefits of the combined company. Accordingly, we look forward to your prompt response to this proposal.
Sincerely,
/s/Roger D. Linquist
Roger D. Linquist
Chairman of the Board and Chief Executive Officer
The MetroPCS proposal is subject to satisfactory completion of due diligence, the approval by MetroPCS’ and Leap’s respective Boards of Directors, the approval by MetroPCS’ and Leap’s respective shareholders and the receipt of customary regulatory approvals.
Bear, Stearns & Co. Inc. is acting as financial advisor to MetroPCS, and Baker Botts LLP, Skadden, Arps, Slate, Meagher & Flom LLP and Paul, Hastings, Janofsky & Walker LLP are acting as legal counsel.
Analyst/Investor Conference Call/Webcast
MetroPCS will be discussing the proposed transaction with analysts and investors on a conference call at 10 a.m. ET today. The conference call can be accessed by dialing (888) 243-1152 (U.S. dial-in) or (973) 582-2868 (international dial-in), conference code 9197169. Accompanying slides will be available on the MetroPCS website at www.metropcs.com. The Company will webcast the call to all interested parties through the investor relations section of its website: www.metropcs.com. Please see the website for details on how to access the webcast.
A replay of the conference call will be available shortly following the call through September 11, 2007 and can be accessed by dialing (877) 519-4471, conference code 9197169. International callers can access the replay by dialing (973) 341-3080, conference code 9197169. The replay will also be available at the MetroPCS website: www.metropcs.com.
About MetroPCS Communications, Inc.
Dallas-based MetroPCS Communications, Inc. (NYSE: PCS) is a provider of unlimited wireless communications service for a flat rate with no signed contract. MetroPCS owns or has access to licenses covering a population of approximately 140 million people in 14 of the top 25 largest metropolitan areas in the United States, including New York, Philadelphia, Boston, Miami, Orlando, Sarasota, Tampa, Atlanta, Dallas, Detroit, Las Vegas, Los Angeles, San Francisco and Sacramento. Currently, MetroPCS has over 3.5 million subscribers and offers service in the Miami, Orlando, Sarasota, Tampa, Atlanta, Dallas, Detroit, San Francisco, and Sacramento metropolitan areas.
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Forward-Looking Statements
Any statements made in this release that are not statements of historical fact, including statements about our beliefs and expectations, including the proposed business combination of MetroPCS and Leap, the potential synergies, the potential costs and benefits of any such transaction, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and should be evaluated as such. Forward-looking statements include information concerning any potential synergies arising from a business combination, including reductions in costs, the realization of operating efficiencies, improvements in penetration, and improvements in churn, as well as statements that may relate to our plans, objectives, strategies, goals, future events, future revenues or performance, capital expenditures, financing needs and other information that is not historical information. These forward-looking statements may be identified by words such as “anticipate,” “expect,” “suggests,” “plan,” “believe,” “intend,” “estimates,” “targets,” “projects,” “could,” “should,” “may,” “will,” “would,” “continue,” “forecast,” and other similar expressions. We base these forward-looking statements or projections on our current expectations, plans and assumptions that we have made in light of our experience in the industry, as well as our perceptions of historical trends, current conditions, expected future developments and other factors we believe are appropriate under the circumstances. Although we believe that these forward-looking statements and projections are based on reasonable assumptions at the time they are made, you should be aware that many factors could affect our actual financial results, performance or results of operations and could cause actual results to differ materially from those expressed in the forward-looking statements and projections. Factors that may materially affect such forward-looking statements and projections include: our ability to integrate the businesses of the companies; a failure to fully realize the expected benefits from the transaction, or a failure to realize such benefits within the expected time frame, including a failure to reduce costs and churn and the ability to realize operating efficiencies; even if achieved, the synergies may not result in a higher stock price for the combined company; greater than expected operating costs, customer loss and business disruption, including, without limitation, difficulties in maintaining relationships with employees, customers, clients or suppliers following the transaction; delays in obtaining the regulatory or shareholder approvals required for the transaction, or an inability to obtain them on the terms proposed or on the anticipated schedule; the highly competitive nature of our industry; the rapid technological changes in our industry; our ability to sustain the growth rates we have experienced to date; each company’s ability to construct and launch future markets within projected time frames; our ability to manage our rapid growth, train additional personnel and improve our financial and disclosure controls and procedures; our ability to secure the necessary spectrum and network infrastructure equipment; the indebtedness amounts of the combined company; changes in consumer preferences or demand for our products; our inability to attract and retain key members of management; and other factors described in MetroPCS’ and Leap’s respective periodic reports filed with the Securities and Exchange Commission (the “Commission”). We do not intend to, and do not undertake a duty to, update any forward-looking statement or projection in the future to reflect the occurrence of events or circumstances, except as required by law.
Additional Information
Any information concerning Leap contained in this release has been taken from, or is based upon, publicly available information. Although MetroPCS does not have any information that would indicate that any information contained in this release that has been taken from such publicly available information is inaccurate or incomplete, MetroPCS does not take any responsibility for the accuracy or completeness of such information.
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This announcement is neither an offer to purchase or exchange nor a solicitation of an offer to sell securities of MetroPCS or Leap. Subject to future developments, additional documents regarding the transaction may be filed with the Commission. Investors and security holders are urged to read such disclosure documents regarding the proposed transaction, if and when they become available, because they will contain important information. Investors and security holders may obtain a free copy of the disclosure documents (when they are available) and other documents filed by MetroPCS with the Commission at the Commission’s website at www.sec.gov. The disclosure documents and these other documents may also be obtained for free from MetroPCS by directing a request to MetroPCS Communications, Inc., 8144 Walnut Hill Lane, Suite 800, Dallas, TX 75231, Attention: General Counsel.
MetroPCS is not currently engaged in a solicitation of proxies or consents from its shareholders or from the shareholders of Leap. However, in connection with its proposal to merge with Leap, certain directors and officers of MetroPCS may participate in meetings or discussions with Leap shareholders, some of whom may also be MetroPCS shareholders or other persons who may also be MetroPCS shareholders. MetroPCS does not believe that any of these persons is a “participant” as defined in Schedule 14A promulgated under the Securities Exchange Act of 1934, as amended, in the solicitation of proxies or consents, or that Schedule 14A requires the disclosure of certain information concerning any of them. Information about MetroPCS’ executive officers and directors is available in MetroPCS’ Form 10-K for the year ended December 31, 2006, filed with the Commission on March 30, 2007. If in the future MetroPCS does engage in a solicitation of proxies or consents from its shareholders or the shareholders of Leap in connection with its proposal to merge with Leap, it will amend the information provided above to disclose the information concerning participants in that solicitation required by Rule 14a-12 under the Securities Exchange Act of 1934.

Contacts:
Keith Terreri
Vice President — Finance & Treasurer	Joele Frank / Dan Katcher / Jamie Moser
214-571-4641	Joele Frank, Wilkinson Brimmer Katcher
investor_relations@metropcs.com	212-355-4449
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